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EXHIBIT 10.1

                SUMMARY OF TERMS OF PROPOSED EMPLOYMENT AGREEMENT
                                     BETWEEN
                    GLOBAL RESOURCES CORPORATION ("Company")
                                       AND
                                ERIC SWAIN ("ES")



Term of Agreement:       Five (5) years. Company to have the right to terminate
                         Agreement at any time during the Term without "Cause"
                         (to be defined in the Agreement) and pay to ES eighteen
                         (18) months compensation and benefits. 18 months severance also applicable if ES voluntarily terminates his employment for "Good Reason" to be defined in the Agreement.

Salary: From date of execution of Agreement through 12/31/09 at the annual rate of $450,000. Salary to increase to an annual rate of $525,000 on 1/1/10, provided that prior to this date the Company made at least one (1) "Milestone" sale as defined below.

Bonus: For each "Milestone" sale by the Company during the Term, ES to receive 0.75% of the "net profit" of such "Milestone" sale (to be determined after deducting cost of goods sold, commissions and taxes). A "Milestone" sale is defined as a contract sale of over $25 million. Bonus to be payable in stock or options (in a formula to be determined prior to the execution of Agreement) at ES discretion.

Title: Chief Executive Officer. ES to be appointed to the Company's Board upon execution of Agreement.

Option Grant:            Upon execution of the Agreement, ES to be granted
                         5,000,000 options with an exercise price equal to the market value on date of grant (if required, the Company will seek stockholder approval to increase its Stock
                         Option Plan at next stockholder meeting). 1,000,000 options to vest immediately and 1,000,000 options to vest on each of the first four (4) anniversaries of the Agreement. Vesting to accelerate upon Change in Control, termination by the Company without Cause or voluntary termination by ES for Good Reason (all to be defined in the Agreement, but "Good Reason" to include a diminution of ES' responsibilities with the Company).
                         Options to have a term of up to fifteen (15) years from each vesting date.


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Employee Benefits:       Standard health and medical coverage. Automobile
                         reimbursement of $900 per month for lease or finance of the vehicle, plus reimbursement of insurance, maintenance, repair and fuel expenses. The Company to purchase a $2.5 million life insurance policy on ES' life with the beneficiary to be designated by ES. ES also to receive other standard benefits given to other Company executives. ES to receive four (4) weeks vacation. Company to reimburse ES for legal fees in connection with the preparation and negotiation of Employment Agreement.

Expenses Related to      Company to reimburse ES for all expenses (including any
Termination of           applicable legal fees) associated with early
Existing                 termination ES employment with existing employer.
Employment: